INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2021
New license agreements drive 64% revenue increase and 138% increase in operating income

WILMINGTON, DE. - November 4, 2021 - InterDigital, Inc. (NASDAQ:IDCC), a mobile and video technology research and development company, today announced results for the quarter ended September 30, 2021.
Third Quarter 2021 Financial Highlights
•Total revenue of $143.5 million increased 64% from $87.5 million in third quarter 2020. Recurring revenue was $93.4 million, compared to recurring revenue of $87.0 million in third quarter 2020. The increase in both total and recurring revenue was primarily driven by additional revenues from ten new patent license agreements signed in the last twelve months, including agreements with Xiaomi and a top ten global TV manufacturer signed in third quarter 2021. These increases were partially offset by a reduction in recurring revenue due to a handset manufacturer exiting the business in the past year, as previously disclosed.
•Operating expenses were $106.7 million, compared to $72.1 million in third quarter 2020. The increase was primarily driven by $26.1 million of non-recurring costs associated with the Company’s ongoing restructuring efforts, performance-based compensation, and revenue share related to the above-noted patent license agreement with a top ten global TV manufacturer.
•Income from operations increased to $36.8 million, compared to $15.4 million in third quarter 2020.
•Net income1 was $26.2 million, or $0.83 per diluted share, compared to net income of $23.8 million, or $0.76 per diluted share, in third quarter 2020.
“In this quarter we’ve continued to build on our business momentum by expanding our customer base in the mobile and consumer electronic spaces. The wireless connectivity and video technologies we develop have never been more important,” said CEO Liren Chen. “We believe we are well positioned for future growth and are prepared to ensure that the value of our patent portfolio is recognized by those who benefit from our innovations.”
Additional Highlights
•The company generated $96.3 million cash provided by operating activities, compared to $101.3 million in third quarter 2020, and $87.4 million of free cash flow2, compared to $85.4 million in third quarter 2020. These changes were primarily driven by timing of collections under fixed-fee agreements. Cash and cash equivalents, restricted cash and short-term investments totaled $903.2 million on September 30, 2021.
•The company repurchased $11.9 million, or 0.2 million shares, during third quarter 2021.
Fourth Quarter Outlook
•The company expects fourth quarter revenue to be between $98 million and $105 million, including approximately $97 million to $100 million of recurring revenue.
•Additionally, the company expects operating expenses to be between $85 million and $88 million, including restructuring charges of approximately $5 million to $6 million.

Conference Call Information
InterDigital will host a conference call on Thursday, November 4th, 2021 at 10:00 a.m. ET to discuss its third quarter 2021 financial performance and other company matters.
For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference call, dial (800) 353-6461 within the United States or +1 (334) 323-0501 from outside the United States. Please call by 9:50 a.m. ET on November 4th and give the operator conference ID number 5681111.
An Internet replay of the conference call will be available on InterDigital’s website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET on November 4th through 1:00 p.m. ET on November 9th. To access the recorded replay, call (888) 203-1112 or +1 (719) 457-0820 and use the replay code 5681111.
About InterDigital®
InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading technology companies. Founded in 1972, InterDigital is listed on NASDAQ.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our belief that we will continue to be able to execute strongly on our business during the ongoing COVID-19 pandemic. Words such as “believe,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “goal,” “could,” "would," "should," "if," "may," "might," "future," "target," "trend," "seek to," "will continue," "predict," "likely," "in the event," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are made on the basis of management’s current views and assumptions and are not guarantees of future performance. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results, and actual events that occur, to differ materially from results contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) unanticipated delays, difficulties or accelerations in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with our roadmap; (v) our ability to commercialize our technologies and enter into customer agreements; (vi) the failure of the markets for our current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of our technologies and products; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on us of, the 2017 Tax Cuts and Jobs Act, as well as further guidance that may be issued regarding such act; (ix) risks related to the potential impact of new accounting standards on our financial position, results of operations or cash flows; (x) failure to accurately forecast the impact of our restructuring activities on our financial statements and our business; (xi) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such proceedings; (xii) the timing and impact of potential administrative and legislative matters; (xiii) changes or inaccuracies in market projections; (xiv) our ability to obtain liquidity though debt and equity financings; (xv) the potential effects that the ongoing COVID-19 pandemic and/or corresponding macroeconomic uncertainty could have on our financial position, results of operations and cash flows; and (xvi) changes in our business strategy.
We undertake no duty to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.
Footnotes
1    Throughout this press release, net income and diluted earnings per share (“EPS”) are attributable to InterDigital, Inc. (e.g., after adjustments for non-controlling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as net cash used in operating activities less purchases of property and equipment and capitalized patent costs. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of free cash flow, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2021	2020	2021	2020
REVENUES:
Variable patent royalty revenue	$8,346	$7,377	$22,765	$17,920
Fixed-fee royalty revenue	84,295	77,338	222,887	221,023
Current patent royalties	92,641	84,715	245,652	238,943
Non-current patent royalties	50,108	507	63,475	20,461
Total patent royalties	142,749	85,222	309,127	259,404
Current technology solutions revenue	747	2,271	4,467	8,797
Total Revenue	$143,496	$87,493	$313,594	$268,201

OPERATING EXPENSES:
Patent administration and licensing	56,150	40,364	133,694	119,167
Development	22,546	20,845	66,999	61,755
Selling, general and administrative	20,978	10,854	46,994	35,251
Restructuring activities	7,045	—	20,290	—
Total Operating expenses	106,719	72,063	267,977	216,173

Income from operations	36,777	15,430	45,617	52,028

INTEREST EXPENSE	(5,773)	(10,365)	(19,429)	(30,881)
OTHER (EXPENSE) INCOME, NET	(1,537)	3,994	2,226	13,806
Income before income taxes	29,467	9,059	28,414	34,953
INCOME TAX (PROVISION) BENEFIT	(4,253)	12,843	(6,039)	5,879
NET INCOME	$25,214	$21,902	$22,375	$40,832
Net loss attributable to noncontrolling interest	(1,014)	(1,882)	(11,042)	(5,319)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$26,228	$23,784	$33,417	$46,151
NET INCOME PER COMMON SHARE — BASIC	$0.85	$0.77	$1.09	$1.50
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	30,737	30,804	30,792	30,762
NET INCOME PER COMMON SHARE — DILUTED	$0.83	$0.76	$1.07	$1.49
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	31,431	31,119	31,272	31,029
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.35	$1.05	$1.05

SUMMARY CONSOLIDATED CASH FLOWS
(in thousands)
(unaudited)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2021	2020	2021	2020
Income before income taxes	$29,467	$9,059	$28,414	$34,953
Taxes paid	(5,042)	(4,423)	(9,835)	(18,211)
Non-cash expenses	35,882	26,481	95,272	76,627
Change in deferred revenue	150,703	75,749	64,044	53,066
Increase in operating working capital, deferred charges and other	(114,746)	(5,524)	(118,732)	(2,223)
Purchases of property and equipment and capitalized patent costs	(8,857)	(15,981)	(30,022)	(33,601)
FREE CASH FLOW [2]	87,407	85,361	29,141	110,611

Long-term investments	—	4,260	(1,091)	4,260
Non-controlling interest distribution	—	—	(1,109)	—
Dividends paid	(10,794)	(10,781)	(32,319)	(32,290)
Taxes withheld upon restricted stock unit vestings	(74)	(55)	(3,747)	(1,535)
Payments on long-term debt	—	—	—	(94,909)
Repurchase of common stock	(11,859)	—	(23,000)	(349)
Net proceeds from exercise of stock options	1,516	—	5,885	1,792
Unrealized gain (loss) on short-term investments	(734)	(152)	(1,409)	983
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, RESTRICTED CASH AND SHORT-TERM INVESTMENTS	$65,462	$78,633	$(27,649)	$(11,437)

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	SEPTEMBER 30, 2021	DECEMBER 31, 2020
ASSETS
Cash, cash equivalents and short-term investments	$900,806	$926,647
Accounts receivable, net	141,657	16,008
Prepaid and other current assets	80,304	59,894
Property & equipment and patents, net	386,039	434,973
Other long-term assets, net	191,806	178,753
TOTAL ASSETS	$1,700,612	$1,616,275
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$92,654	$75,827
Current deferred revenue	325,375	219,935
Long-term deferred revenue	66,673	108,069
Long-term debt & other long-term liabilities	480,593	415,878
TOTAL LIABILITIES	965,295	819,709
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	724,271	773,369
Noncontrolling interest	11,046	23,197
TOTAL EQUITY	735,317	796,566
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,700,612	$1,616,275

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure (in thousands):

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$96,264	$101,342	$59,163	$144,212
Purchases of property and equipment	(940)	(6,104)	(1,877)	(9,875)
Capitalized patent costs	(7,917)	(9,877)	(28,145)	(23,726)
Free cash flow	$87,407	$85,361	$29,141	$110,611

CONTACT:	InterDigital, Inc.
Email: investor.relations@interdigital.com
+1 (302) 300-1857